Exhibit 99.6 Release of Private Information

CAUTIONARY STATEMENT

THE ATTACHED INFORMATION IS CONFIDENTIAL AND PROPRIETARY INFORMATION OF BPZ RESOURCES , INC. (THE "COMPANY") THAT IS SUBJECT TO A NON-DISCLOSURE AGREEMENT (THE "NDA"). THE RECIPIENT MUST NOT FORWARD TO ANY THIRD PARTY OR DISSEMINATE BEYOND THE PARTIES TO THE NDA AND THEIR ADVISORY TEAM. IN ADDITION, THE INFORMATION HEREIN MAY BE BASED UPON DATA PROVIDED BY THE COMPANY BUT CREATED BY ADVISORS RETAINED BY POTENTIAL THIRD PARTY LENDERS. THE METHODOLOGY, ANALYSIS AND INTERPRETATION MADE BY THOSE RETAINED ADVISORS WITH RESPECT TO THE DATA IS NOT KNOWN TO THE COMPANY. THE COMPANY HAD NO INPUT IN THE CREATION OR DEVELOPMENT OF THE INFORMATION CREATED BY ADVISORS FOR POTENTIAL THIRD PARTY LENDERS, NOR DID THE COMPANY PROVIDE ANY OVERSIGHT IN ITS CREATION OR QUALITY CONTROL.

THE ATTACHED INFORMATION MAY INCLUDE DECLINE RATES FOR WELLS IN OPERATION FOR LESS THAN TWO YEARS, WHICH THE COMPANY DOES NOT BELIEVE IS A RELIABLE INDICATOR OF LONGER TERM DECLINE RATES AND SHOULD NOT BE RELIED UPON AS SUCH. TECHNICAL WELL ISSUES, GEOLOGICAL WELL ISSUES, GAS AND GAS RECYCLING ISSUES AND OTHER FACTORS CAN ALL IMPACT THE WELL DATA FOR NEWLY DRILLED WELLS. IN THE COMPANY'S EXPERIENCE THESE FACTORS MAKE SUCH DATA UNRELIABLE FOR PREDICTING WELL PERFORMANCE AND DECLINES OVER LONGER PRODUCTION PERIODS. **THUS, THE COMPANY DOES NOT VIEW SUCH INFORMATION AS MATERIAL FOR DISCLOSURE PURPOSES WITH REGARDS TO THE U.S. SECURITIES AND EXCHANGE COMMISSION ("SEC"), AND BELIEVES IT COULD BE MISLEADING TO PROVIDE SUCH INFORMATION TO THE INVESTING PUBLIC**. THIS INFORMATION WAS PROVIDED AT THE REQUEST OF ENTITIES IN CONNECTION WITH THEIR REVIEW OF OTHER, MORE RELIABLE, PRODUCTION DATA, THE MATERIAL IMPLICATIONS OF WHICH ARE INCLUDED IN REPORTS BY NETHERLAND, SEWELL & ASSOCIATES, INC., AND REPORTED UNDER SEC DISCLOSURE REQUIREMENTS IN THE FORMAT REQUIRED, AND WHEN REQUIRED BY SEC RULES.

Production Update

March Production Update as of March 3, 2015 – All Figures are BPZ Net Share

- March month to date production (through March 3, 2015) from the Corvina field has averaged 1.5 Mbbls/d
- Of which, the CX-11 platform has averaged 0.6 Mbbls/d, and the CX-15 platform has averaged 0.9Mbbls/d
- March month to date production (through March 3, 2015) from the Albacora field has averaged 0.7 Mbbls/d

February Actual Results - All Figures are BPZ Net Share

- Production in the month of February 2015 from the Corvina field totaled 43.9 Mbbls, and averaged 1.6 Mbbls/d
- Production in the month of February 2015 from the Albacora field totaled 21.1 Mbbls, and averaged 0.8 Mbbls/d

Corvina CX15-8D Update as of March 9, 2015

- The Corvina CX15-8D well was drilled to a total measured depth of 9,136 feet. For the last 14 days of production, the well has averaged approximately 115 barrels of oil per day (bopd) gross, or 59 bopd net to the Company. The well continues to produce significant amounts of water and will require a recompletion to restore full productivity. This work would occur once the CX15-9D well is on production. Results of the CX15-9D well are expected in March.

Please note that the figures presented herein are the Company's best estimates based on its internal daily reporting system, and upon aggregating these figures the Company may make adjustments for various factors